PartnerRe Ltd.
CEO Restricted Share Unit Award Agreement

David Zwiener
January 26, 2015

This Restricted Share Unit Award Agreement (the “Award Agreement”) commences and is made effective as of January 26, 2015, by and between PartnerRe Ltd. (the “Company”), and David Zwiener (the “Participant”), an employee of the PartnerRe Group (which is defined to include PartnerRe Ltd. and its subsidiaries).

WHEREAS, the Company desires to afford the Participant the opportunity to own common shares, $1.00 par value, of the Company (“Shares”) pursuant to the PartnerRe Ltd. Amended and Restated Employee Equity Plan (the “Plan”); and

WHEREAS, the Company wishes to provide a means through which the PartnerRe Group may attract able persons to enter and remain in employment or other service with the Company and motivate and reward key employees and other persons, including the Participant, to contribute significantly to the success of the Company, thereby furthering the best interests of the Company and its shareholders;

NOW, THEREFORE, in connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.Definitions; Conflicts. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Plan, terms and provisions of which are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the terms and provisions of this Award Agreement or a prospectus, the terms and provisions of the Plan shall govern and control. In the event of a conflict or inconsistency between the terms and provisions of this Award Agreement and a prospectus, the terms and provisions of this Award Agreement shall govern and control.

2.Purpose of Award Agreement. The purpose of this Award Agreement is to grant Restricted Share Units (“RSUs”) to the Participant. Each RSU represents the right to future delivery of one Share, subject to the terms of the Plan. This Award Agreement is entered into pursuant to the terms of the Plan, and, by receipt of this Award Agreement, the Participant acknowledges receipt of a copy of the Plan and further agrees to be bound thereby and by the actions of the Committee pursuant to the Plan.

3.Grant of RSUs. The Participant is granted an award of RSUs in the amount and on the date (the “Grant Date”) as specified in the Notice of RSU.

4.Vesting. Subject to the terms and conditions contained herein, all RSUs granted pursuant to this Award Agreement will fully vest on the earlier of (i) the date of the closing of the announced transaction between the Company and AXIS Capital Holdings Limited (the

“Transaction Closing Date”) or (ii) April 30, 2016 (the “Vesting Date”) and will settle 60% in Shares of the Company and 40% in cash. All of the Shares underlying the RSUs (whether settleable in Shares or in cash) will be delivered to the Participant as soon as administratively practicable after the Vesting Date (such date of delivery, the “Settlement Date”).1

5.Dividend Equivalents. If a dividend is paid on Shares prior to the Settlement Date, each RSU will provide the Participant with the right to receive an amount equal to the amount of the dividend that the Participant would have received had the Share underlying such RSU been held by the Participant as of the record date for which such dividend is paid. Such amount will accrue and be paid in cash at the same time and at the same rate as actual dividends paid on Shares.

6.Termination. The award will fully vest and settle 100% in cash upon a termination of employment by the Company without Cause, by the Participant for Good Reason or due to the Participant’s death or disability, subject to his execution, delivery and non-revocation of a release (as provided for in the employment agreement between the Participant and the Company, dated as of January 25, 2015). The award will be forfeited upon a termination of employment for any other reason.

(a)Conflict with Contract of Employment. In the event that any of the terms of the Participant’s contract of employment conflict with the provisions of this Section 6, the contract of employment shall prevail.

7.Entire Agreement. With the exception of any contract of employment applicable to the Participant with respect to Section 6, the Plan and this Award Agreement (including the Notice of RSU attached hereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof. Any modification of this Award Agreement must be in writing signed by the Company. Decisions of the Committee with respect to the administration and interpretation of the Plan and this Award Agreement will be final, conclusive and binding on all persons.

8.No Additional Rights or Entitlements. The Participant hereby acknowledges and agrees that neither this Award nor the Plan shall be construed as giving the Participant any right to be retained in the employ of, or to continue to provide services to, the PartnerRe Group, and that the PartnerRe Group may at any time dismiss the Participant, free from any liability, or any claim under the Plan or this Award Agreement, unless otherwise expressly provided in the Plan or in this Award Agreement or in any other agreement binding the parties. The receipt of this Award under the Plan is not intended to confer any rights on the Participant except as set forth in this Award Agreement. The Participant further acknowledges and agrees that no payment under the Plan or this Award Agreement shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the PartnerRe Group except as may otherwise be specifically provided.

1 In no event will the Settlement Date be later than March 15th of the year following the year in which the Vesting Date occurs.

9.Notices. All notices, requests and other communications under this Award Agreement shall be (i) if in writing, delivered in person (by courier or otherwise), mailed by certified or registered mail, or (ii) by email transmission, in each case return receipt requested, as follows:

if to the Company, to:

PartnerRe Ltd.
90 Pitts Bay Road
Pembroke HM 08
Bermuda
Attn: Philip Martin
Email: philip.martin@partnerre.com

if to the Participant, to the address that the Participant most recently provided to the Company,

or to such other address or email as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt.

10.No Assignment or Transfer. The Participant’s rights and interest under the Plan or under this Award Agreement, including amounts payable, may not be sold, assigned, donated, or transferred or otherwise disposed of, mortgaged, pledged or encumbered except, in the event of the Participant’s death, to a designated Beneficiary to the extent permitted by the Committee, or in the absence of such designation, by will or the laws of descent and distribution.

11.Successors and Assigns; No Third Party Beneficiaries. This Award Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Award Agreement, expressed or implied, is intended to confer on anyone other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Award Agreement.

12.Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13.Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of Bermuda, without reference to the principles of conflicts of law thereof.

14.Headings. Headings are for the convenience of the parties and are not deemed to be part of this Award Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date and year first written above.

PARTNERRE LTD.

By:
______________________________

Name:     Philip Martin
Title:     SVP, Head of HR Group Services

Notice of Restricted Share Units

David Zwiener

Effective January 26, 2015 you have been granted an award of 12,987 Restricted Share Units (RSUs). These units are restricted until the vest date shown below, at which time you will receive shares of PartnerRe Ltd. (the Company) common stock.

RSU's	Vesting Date

12,987	100% vests on the earliest of the Transaction Closing Date, the Transaction Agreement Termination Date or December 31, 2016

Upon settlement, 60% of the award will settle in shares of the Company and 40% will settle in cash.

For further information, please go on Relink under the Employee Services / HR Services / Equity Plans section.

By your on-line acceptance and the Company's signature below, you and the Company agree that these Restricted Share Units are granted under and are governed by the terms and conditions of the Company's Employee Equity Plan and the Restricted Share Unit Award Agreement.

PartnerRe Ltd.